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
 FORM 3                                                                                                         OMB Approval
                                      UNITED STATES SECURITIES AND EXCHANGE COMMISSION                    -------------------------
                                                  WASHINGTON D.C. 20549                                   OMB Number:3235-0104
                                                                                                          Expires: January 31, 2005
                                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                 Estimated average burden
                                                                                                          hours per response...0.5
                                     Filed pursuant to Section 16(a) of the Securities
                                     Exchange Act of 1934, Section 17(a) of the Public
                                          Utility Holding Company Act of 1935 or
(Print or Type Responses)           Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*| 2. Date of Event Requiring     | 4. Issuer Name and Ticker or Trading Symbol
                                        |    Statement                   |
                                        |    (Month/Day/Year)            |    DeMarco Energy Systems of America, Inc.
                                        |                                |----------------------------------------------------------
 Berry         William                  |    April 30, 2002              | 5. Relationship of Reporting Person(s) to Issuer
 ------------------------------------------------------------------------|                  (Check all applicable)
 (Last)        (First)       (Middle)   | 3. I.R.S. Identification       |
                                        |    Number of Reporting Person, |     ___X___ Director         _______ 10% Owner
 12885 Hwy. 183, Suite 108-A            |    if an entity                |
 ---------------------------------------|    (voluntary)                 |     _______ Officer (give    _______ Other (specify
               (Street)                 |                                |             title below)                    below)
                                        |                                |
 Austin            TX            78750  |                                |
 ---------------------------------------|                                |---------------------------------------------------------
 (City)          (State)          (Zip) |                                | 6. If Amendment, Date of
                                        |                                |    Original (Month/Day/Year)
                                        |                                |
                                        |                                |---------------------------------------------------------
                                        |                                | 7. Individual or Joint/Group
                                        |                                |    Filing (Check Applicable Line)
                                        |                                |
                                        |                                |   _X_ Form Filed by One Reporting Person
                                        |                                |
                                        |                                |   ___ Form Filed by More than One Reporting Person
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                                              Table I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                                  | 2. Amount of Securities      | 3. Ownership       | 4. Nature of Indirect
    (Instr. 4)                                         |    Beneficially Owned        |    Form: Direct    |    Beneficial Owner-
                                                       |    (Instr. 4)                |    (D) or Indirect |    ship
                                                       |                              |    (I) (Instr. 5)  |    (Instr. 5)
 ------------------------------------------------------|------------------------------|--------------------|------------------------
 Common Stock                                          |       588,935                |    Director        |     Sole
 ------------------------------------------------------|------------------------------|--------------------|------------------------
                                                       |                              |                    |
 ------------------------------------------------------|------------------------------|--------------------|------------------------
                                                       |                              |                    |
 ------------------------------------------------------|------------------------------|--------------------|------------------------
                                                       |                              |                    |
 ------------------------------------------------------|------------------------------|--------------------|------------------------
                                                       |                              |                    |
 ------------------------------------------------------|------------------------------|--------------------|------------------------
                                                       |                              |                    |
 ------------------------------------------------------|------------------------------|--------------------|------------------------
                                                       |                              |                    |
 ------------------------------------------------------|------------------------------|--------------------|------------------------
                                                       |                              |                    |
 ------------------------------------------------------|------------------------------|--------------------|------------------------
                                                       |                              |                    |
 ------------------------------------------------------|------------------------------|--------------------|------------------------
                                                       |                              |                    |
 ------------------------------------------------------|------------------------------|--------------------|------------------------
                                                       |                              |                    |
 ------------------------------------------------------|------------------------------|--------------------|------------------------
                                                       |                              |                    |
 ------------------------------------------------------|------------------------------|--------------------|------------------------
                                                                                                                              (Over)

 Reminder: Report on a separate line for each class of securities beneficially owned directly or Indirectly * If the form is filed more than one reporting person, see Instruction 5(b)(v). SEC 1472 (02-02) POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 3 (continued)  TABLE II-DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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 1. Title of Derivative Security | 2. Date Exer-   | 3. Title and Amount of Securities  | 4. Conver-  | 5. Owner-   | 6. Nature of
    (Instr. 4)                   |    cisable and  |    Underlying Derivative Security  |    sion or  |    ship     |    Indirect
                                 |    Expiration   |    (Instr. 4)                      |    Exercise |    Form of  |    Beneficial
                                 |    Date         |                                    |    Price of |    Deriv-   |    Ownership
                                 |    (Month/Day/  |                                    |    Deri-    |    ative    |    (Instr. 5)
                                 |    Year)        |                                    |    vative   |    Securit- |
                                 |-------------------------------------------------------    Security |    ies      |
                                 |Date    |Expira- |           Title           |Amount  |             |    Direct   |
                                 |Exer-   |tion    |                           |or      |             |    (D) or   |
                                 |cisable |Date    |                           |Number  |             |    Indirect |
                                 |        |        |                           |of      |             |    (I)      |
                                 |        |        |                           |Shares  |             |   (Instr. 5)|
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                                 |        |        |                           |        |             |             |
                                 |        |        |                           |        |             |             |
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                                 |        |        |                           |        |             |             |
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                                 |        |        |                           |        |             |             |
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                                 |        |        |                           |        |             |             |
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                                 |        |        |                           |        |             |             |
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                                 |        |        |                           |        |             |             |
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                                 |        |        |                           |        |             |             |
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                                 |        |        |                           |        |             |             |
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                                 |        |        |                           |        |             |             |
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                                 |        |        |                           |        |             |             |
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 Explanation of Responses:


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  /S/ William Berry                                 July 12, 2002
  --------------------------------------            -------------
  **Signature of Reporting Date                         Date


 ** Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

 Note: File three copies of this Form, one of which must be manually signed.
       If space is insufficient, See instruction 6 for procedure.

 POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.


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